EXHIBIT 99.1

Pacer International Reports Three Fold increase in Income from Operations

DUBLIN Ohio, October 27, 2011 (BUSINESS WIRE)—Pacer International, Inc. (Nasdaq: PACR), the asset-light North American freight transportation and logistics services provider, today reported financial results for the three and nine month periods ended September 30, 2011.

THIRD QUARTER RESULTS

•

Revenues increased by 3.0% to $375.8 million. Intermodal revenues improved by $46.5 million or 18.2%, while logistics revenues decreased by 32.6% to $73.7 million primarily due to the absence of the low-margin military shipments in our international operations in the 2011 period.

•	Gross margin increased by 15% to $46.0 million;

•	Selling, general and administrative expenses increased by a moderate $0.5 million or 1.4%;

•	Other income improved by $2.6 million due to the sale of railcar assets in the 2011 period;

•	Income from operations more than tripled, increasing by $8.1 million to $11.4 million. The 2010 period was negatively impacted by Hurricane Alex; and

•	Earnings per share increased by $0.16 to earnings per share of $0.19 in 2011.

(In millions, except for per share data)

	2011			2010
	Q1	Q2	Q3	Q3
Revenue	$358.4	$386.3	$375.8	$364.8
Gross margin	$42.1	$46.3	$46.0	$40.0
Gross margin %	11.7%	12.0%	12.2%	11.0%
SG&A	$36.5	$37.0	$37.5	$37.0
Other income	—	—	(4.8)	(2.2)
Income from operations	3.9	7.5	11.4	3.3
Earnings per share	$0.06	$0.12	$0.19	$0.03

“We are very pleased with our third consecutive quarter of more than doubling our earnings per share year over year with this quarter increasing more than six fold. Our company continues to drive double digit earnings growth despite the turbulent economic environment. In addition to our significantly increased EPS, we continue to generate positive cash flow, are now debt free for the first time in our history as a public company, and have cash to reinvest back into our business to drive future earnings” said John J. Hafferty, CFO of Pacer.

YEAR-TO-DATE RESULTS

•	Revenues were $1,120.5 million. Excluding revenues from the transitioned east-west big box business during 2010, intermodal revenues improved by $100.6 million or 12.8%;

•	Gross margin increased by 7% to $134.4 million;

•	Selling, general and administrative expenses decreased $5.2 million or 4.5%;

•	Other income improved by $2.4 million due to the sale of railcar assets in the 2011 period;

•	Income from operations more than tripled, increasing by $15.7 million to $22.8 million. The 2010 period was negatively impacted by Hurricane Alex; and

•	Earnings per share increased by $0.31 to earnings per share of $0.37 in 2011.

(In millions, except for per share data)

	2011 Year-to-Date	2010 Year-to-Date
Revenue	$1,120.5	$1,129.5
Gross margin	$134.4	$125.6
Gross margin %	12.0%	11.1%
SG&A	$111.0	$116.2
Other income	(4.8)	(2.4)
Income from operations	22.8	7.1
Earnings per share	$0.37	$0.06

“We continue to execute on our key strategic initiatives while delivering best in class service to our customers. Our year over year financial performance has delivered strong earnings growth in an uncertain economy. We continue to focus on enhancing our capabilities while reducing our cost structure in both our intermodal and logistics segments,” said Daniel W. Avramovich, chairman and CEO of Pacer.

A tabular reconciliation detailing the adjustments made to arrive at the adjusted financial results set forth above and elsewhere in this press release from financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is contained in the reconciliation schedules attached to this press release.

2011 GUIDANCE

Given our year-to-date results, we believe it is appropriate to provide updated guidance for the full year of 2011. We are increasing our 2011 earnings per share guidance and now expect earnings per share to range between $0.42 and $0.45. The impact of the gain on the sale of railcar assets in the third quarter of 2011 was approximately $0.08 per share, net of income tax expense. Without that gain, we expect earnings per share to range between $0.34 and $0.37 for the full year of 2011 up from our previous guidance of $0.30 to $0.35 excluding a then anticipated $0.02 railcar gain. We expect revenues in 2011 to range between $1.475 billion and $1.500 billion.

2012 GUIDANCE

As we continue to operate in an uncertain economic environment we are offering a cautious early look at 2012. We expect revenues in 2012 to range between $1.500 billion and $1.525 billion and earnings per share to range between $0.35 and $0.41.

CONFERENCE CALL TODAY Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 8:30 a.m. ET, today (Thursday, October 27, 2011). To participate, please call five minutes early by dialing (800) 288-8960(in USA) and ask for “Pacer International 3rd Quarter Earnings Call.” International callers can dial (612) 332-0342.

An audio-only, simultaneous Webcast of the live conference call can be accessed through the Investors link on the company’s website at www.pacer.com. For persons unable to participate in either the conference call or the Webcast, a digitized replay will be available from October 27, 2011 at 11:00 a.m. ET to November 27, 2011 at 11:59 p.m. ET. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 209929. During such period, the replay also can be accessed through the Investors link on the company’s website at www.pacer.com

ABOUT PACER INTERNATIONAL (www.pacer.com)

Pacer International, a leading asset-light North American freight transportation and logistics services provider, offers a broad array of services to facilitate the movement of freight from origin to destination through its intermodal and logistics operating segments. The intermodal segment offers container capacity, integrated local transportation services, and door-to-door intermodal shipment management. The logistics segment provides truck brokerage, warehousing and distribution, international freight forwarding, and supply-chain management services. For more information on Pacer International visit www.pacer.com.

SOURCE: Pacer International, Inc.

USE OF NON-GAAP FINANCIAL MEASURES: This press release contains “non-GAAP financial measures” as defined by the Securities and Exchange Commission. These non-GAAP measures are adjusted revenues, which exclude the impact of the transition of the east-west big box IMC business in 2010. Non-GAAP measures are used by management and the Board of Directors in their analysis of the company’s ongoing core operating performance. Management believes that the non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the company’s core businesses and allows investors to more easily compare operating results from period to period. A tabular reconciliation of the differences between the non-GAAP financial information discussed in this release and the most directly comparable financial information calculated and presented in accordance with GAAP is contained in the financial summary statements attached to this press release.

CERTAIN FORWARD-LOOKING STATEMENTS—This press release contains or may contain forward-looking statements, including earnings per share and revenue guidance for fiscal year 2011 and 2012, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions including the current U.S. and global economic environment and the timing and strength of economic recovery in the U.S. and internationally; industry trends, including changes in the costs of services from rail, motor, ocean and air transportation providers; and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which are incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

# # # #

INVESTOR CONTACT:

Pacer International, Inc.

Steve Markosky, 614-923-1703

VP Investor Relations & Financial Planning & Analysis

steve.markosky@pacer.com

MEDIA CONTACT:

Princeton Partners

Erin Bijas

Senior Account Manager, Public Relations

(609) 452-8500 x118; 732-895-0792 (mobile)

ebijas@princetonpartners.com

Pacer International Inc.

Unaudited Condensed Consolidated Balance Sheet

(in millions)

	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$18.6	$4.2
Accounts receivable, net	138.2	152.5
Prepaid expenses and other	14.7	15.4
Deferred income taxes	6.5	6.3

Total current assets	178.0	178.4

Property and equipment
Property and equipment, cost	98.0	97.4
Accumulated depreciation	(54.4)	(53.7)

Property and equipment, net	43.6	43.7

Other assets
Deferred income taxes	16.0	24.3
Other assets	12.8	15.5

Total other assets	28.8	39.8

Total assets	$250.4	$261.9

Liabilities & Equity

Current liabilities
Book overdraft	$1.9	$2.7
Accounts payable and other accrued liabilities	133.9	144.8

Total current liabilities	135.8	147.5

Long-term liabilities
Bank borrowings	—	13.4
Other	1.2	2.5

Total long-term liabilities	1.2	15.9

Total liabilities	137.0	163.4

Stockholders’ equity
Common stock	0.4	0.4
Additional paid-in-capital	304.1	302.5
Accumlated deficit	(191.3)	(204.1)
Accumulated other comprehensive loss	0.2	(0.3)

Total stockholders’ equity	113.4	98.5

Total liabilities and stockholders’ equity	$250.4	$261.9

Pacer International Inc.

Unaudited Condensed Consolidated Statements of Operations

(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues	$375.8	$364.8	$1,120.5	$1,129.5

Operating Expenses:
Cost of purchased transportation and services	306.7	301.2	914.5	932.8
Direct operating expense (excluding depreciation)	23.1	23.6	71.6	71.1
Selling, general and administrative expenses	37.5	37.0	111.0	116.2
Other income	(4.8)	(2.2)	(4.8)	(2.4)
Depreciation and amortization	1.9	1.9	5.4	4.7

Total operating expenses	364.4	361.5	1,097.7	1,122.4

Income from operations	11.4	3.3	22.8	7.1

Interest expense, net	(0.5)	(1.2)	(1.8)	(3.7)

Income before income taxes	10.9	2.1	21.0	3.4

Income tax expense	4.3	1.0	8.2	1.4

Net income	$6.6	$1.1	$12.8	$2.0

Earnings per share:

Basic:
Earnings per share	$0.19	$0.03	$0.37	$0.06

Weighted average shares outstanding	34,978,646	34,915,811	34,979,784	34,924,870

Diluted:
Earnings per share	$0.19	$0.03	$0.37	$0.06

Weighted average shares outstanding	35,019,152	34,928,329	35,010,005	34,931,080

Pacer International Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Cash Flows from Operating Activities
Net income	$12.8	$2.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5.4	4.7
Gain on sale of property, equipment and other assets	—	(2.4)
Gain on sale of railcar assets	(4.8)	—
Gain on sale lease-back transactions	(0.5)	(0.6)
Deferred taxes	8.0	(1.7)
Stock based compensation expense	1.8	1.0
Changes in operating assets and liabilities:
Accounts receivable, net	14.3	(7.8)
Prepaid expenses and other	0.7	16.9
Accounts payable and other accrued liabilities	(11.9)	(3.9)
Other long-term assets	0.8	(1.7)
Other long-term liabilities	(0.3)	(2.7)

Net cash provided by operating activities	26.3	3.8

Cash Flows from Investing Activities
Capital expenditures	(5.4)	(6.7)
Purchase of railcar assets	(22.1)	—
Net proceeds from sale of railcar assets	28.9	—
Net proceeds from sale lease-back transaction	—	2.4
Net proceeds from sales of property, equipment and other assets	0.2	2.6

Net cash provided by (used in) investing activities	1.6	(1.7)

Cash Flows from Financing Activities
Net borrowings (repayments) under revolving line of credit	(13.4)	0.7
Repurchase and retirement of Pacer common stock	(0.1)	(0.2)
Capital lease obligation repayment	—	(0.2)

Net cash provided by (used in) financing activities	(13.5)	0.3

Net increase in cash and cash equivalents	14.4	2.4

Cash and cash equivalents - beginning of period	4.2	2.8

Cash and cash equivalents - end of period	$18.6	$5.2

Pacer International Inc.

Unaudited Results by Segment

(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011	2010	Change	% Change	2011	2010	Change	% Change
Revenues
Intermodal	$302.2	$255.7	$46.5	18.2%	$885.6	$800.3	$85.3	10.7%
Logistics	73.7	109.4	(35.7)	(32.6)	235.2	330.0	(94.8)	(28.7)
Inter-segment eliminations	(0.1)	(0.3)	0.2	(66.7)	(0.3)	(0.8)	0.5	(62.5)

Total	375.8	364.8	11.0	3.0	1,120.5	1,129.5	(9.0)	(0.8)

Cost of purchased transportation and services and direct operating expense 1/
Intermodal	269.0	229.8	39.2	17.1	790.4	715.6	74.8	10.5
Logistics	60.9	95.3	(34.4)	(36.1)	196.0	289.1	(93.1)	(32.2)
Inter-segment eliminations	(0.1)	(0.3)	0.2	(66.7)	(0.3)	(0.8)	0.5	(62.5)

Total	329.8	324.8	5.0	1.5	986.1	1,003.9	(17.8)	(1.8)

Gross margin
Intermodal	33.2	25.9	7.3	28.2	95.2	84.7	10.5	12.4
Logistics	12.8	14.1	(1.3)	(9.2)	39.2	40.9	(1.7)	(4.2)

Total	$46.0	$40.0	$6.0	15.0%	$134.4	$125.6	$8.8	7.0%

Gross margin percentage
Intermodal	11.0%	10.1%	0.9%		10.7%	10.6%	0.1%
Logistics	17.4	12.9	4.5		16.7	12.4	4.3

Total	12.2%	11.0%	1.2%		12.0%	11.1%	0.9%

1/	Direct operating expenses are only incurred in the intermodal segment

Pacer International, Inc.

Reconciliation of GAAP Revenues to Adjusted Revenues

For the Three and Nine Months Ended September 30, 2011 and September 30, 2010

(in millions)

	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010				Adjusted	% Adjusted
	GAAP Results	Adjustments	Adjusted Results	GAAP Results	Adjustments		Adjusted Results	Variance 2011 vs 2010	Variance 2011 vs 2010
Revenues:
Intermodal	$302.2	$—	$302.2	$255.7	$(1.4)	1/	$254.3	$47.9	18.8%
Logistics	73.7	—	73.7	109.4	—		109.4	(35.7)	(32.6)
Inter-segment elimination	(0.1)	—	(0.1)	(0.3)	—		(0.3)	0.2	(66.7)

	$375.8	$—	$375.8	$364.8	$(1.4)		$363.4	$12.4	3.4%

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010				Adjusted	% Adjusted
	GAAP Results	Adjustments	Adjusted Results	GAAP Results	Adjustments		Adjusted Results	Variance 2011 vs 2010	Variance 2011 vs 2010
Revenues:
Intermodal	$885.6	$—	$885.6	$800.3	$(15.3)	1/	$785.0	$100.6	12.8%
Logistics	235.2	—	235.2	330.0	—		330.0	(94.8)	(28.7)
Inter-segment elimination	(0.3)	—	(0.3)	(0.8)	—		(0.8)	0.5	(62.5)

	$1,120.5	$—	$1,120.5	$1,129.5	$(15.3)		$1,114.2	$6.3	0.6%

1/	Transitioned east-west big box revenues from intermodal marketing companies.